UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 13, 2022

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	NYSE American LLC

8.25% Senior Notes due 2028	TELZ	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2022, Tellurian Production LLC (“Tellurian Production Company”), an indirect wholly owned subsidiary of Tellurian Inc. (the “Company”), entered into a purchase and sale agreement (the “PSA”) with privately held EnSight IV Energy Partners, LLC and EnSight Haynesville Partners, LLC (collectively, the “Seller”). Pursuant to and subject to the terms and conditions of the PSA, Tellurian Production Company has agreed to acquire from the Seller for $125 million in cash (the “Base Purchase Price”) certain assets in Louisiana, including, but not limited to, oil and gas leases, wells, surface interests, facilities, equipment, and mineral interests (the “Asset Purchase”). The Base Purchase Price is subject to customary upward or downward adjustments based on certain revenues and costs attributable to the purchased assets prior to and after the economic effective date of August 1, 2022. In addition, if the average NYMEX Henry Hub settlement price for natural gas for the eight contract months beginning August 2022 and ending March 2023 is greater than a specified threshold, then an additional contingent cash payment of $7.5 million will be made by Tellurian Production Company to the Seller.

The assets to be purchased include approximately 5,000 net acres and 44 producing wells with current net production of approximately 45 million cubic feet of natural gas per day. Pursuant to the PSA, concurrently with the execution of the PSA, Tellurian Production Company made a cash deposit in the amount of $12.5 million (the “Deposit”), creditable against the amount required to be paid by it at the closing of the Asset Purchase. The Seller will be entitled to receive the Deposit if Tellurian Production Company fails to consummate the Asset Purchase under certain conditions.

The PSA contains various representations, warranties, covenants, and indemnification obligations of Tellurian Production Company and the Seller that are customary in transactions of this type. The closing of the Asset Purchase is subject to satisfaction or waiver of customary closing conditions, including, among others, the accuracy of each party’s representations and warranties contained in the PSA and each party’s compliance with its covenants and agreements contained in the PSA in all material respects. In addition, the PSA contains certain customary termination rights for Tellurian Production Company and the Seller, including the right of either party to terminate in the event that the Asset Purchase has not been completed by September 30, 2022.

The foregoing description of the terms and conditions of the PSA does not purport to be complete and is qualified in its entirety by the full text of the PSA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 13, 2022, the Company issued a press release relating to the Asset Purchase and posted a new corporate presentation to its website. A copy of the press release and the corporate presentation are attached hereto as Exhibits 99.1 and 99.2, respectively.

The information set forth in Item 7.01 of this Current Report on Form 8-K, including the information set forth in Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
10.1††‡	Purchase and Sale Agreement, dated as of July 13, 2022, by and between Tellurian Production LLC, EnSight IV Energy Partners, LLC and EnSight Haynesville Partners, LLC

99.1	Press Release, dated as of July 13, 2022

99.2	Corporate Presentation, dated as of July 2022

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

††	Portions of this exhibit have been omitted in accordance with Item 601(b)(2) or 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby agrees to furnish supplementally an unredacted copy of this exhibit to the Securities and Exchange Commission upon request.

‡	Certain schedules or similar attachments to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or attachment to this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

Date: July 13, 2022	By:	/s/ L. Kian Granmayeh
	Name: Title:	L. Kian Granmayeh Executive Vice President and Chief Financial Officer

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